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                                  EXHIBIT 21

                            AMSOUTH BANCORPORATION
                             LIST OF SUBSIDIARIES

The following is a list of all subsidiaries of AmSouth Bancorporation and the jurisdiction in which they were organized. Each subsidiary does business under its own name.

           Name                              Jurisdiction Where Organized
           ----                              ----------------------------

AmSouth Bank of Alabama                         Alabama
  AmSouth Leasing Corporation                   Alabama
  AmSouth Investment Services, Inc.             Alabama
  AmSouth Riverchase, Inc.                      Alabama
  Fifth Avenue Realty Company                   (unincorporated joint venture)
  First Gulf Insurance Agency, Inc.             Alabama
  Five Points Capital Advisors, Inc.            Alabama
  National Properties and Mining Company, Inc.  Delaware

AmSouth of Louisiana, Inc.                      Louisiana

Alabanc Properties, Inc.                        Delaware

AmSouth Bank of Florida                         Florida
  AmSouth Insurance Agency, Inc.                Florida
  AmSouth Retirement Services, Inc.             Florida
  Fortune Mortgage Corporation                  Florida
  Service Mortgage and Insurance Agency, Inc.   Florida

AmSouth Bank of Georgia                         Georgia

Amsouth Bank of Tennessee                       Tennessee
  FMLS, Inc.                                    Tennessee

AmSouth Bank of Walker County                   Alabama

Trivest Enterprises, Inc.                       Florida

Fortune Equity Corporation                      Florida
  First Clearwater Corporation                  Florida